Exhibit 99.25

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN AUSTRALIA, CANADA OR JAPAN (OR IN ANY OTHER COUNTRIES, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION). THE INFORMATION PROVIDED IN THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

VOLUNTARY PUBLIC TENDER AND EXCHANGE OFFER LAUNCHED BY BANCA MONTE DEI PASCHI DI SIENA S.P.A. ON ALL THE ORDINARY SHARES OF MEDIOBANCA – BANCA DI CREDITO FINANZIARIO SOCIETÀ PER AZIONI

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PRESS RELEASE

pursuant to Article 36 of the Regulation adopted by Consob with resolution No. 11971 of 14 May 1999, as subsequently amended and supplemented (the “Issuers’ Regulation”)

BANCA MONTE DEI PASCHI DI SIENA S.P.A. CONCLUDES THE ACCEPTANCE PERIOD BY REACHING THE 62.3% OF THE SHARE CAPITAL OF MEDIOBANCA – BANCA DI CREDITO FINANZIARIO SOCIETÀ PER AZIONI

•	PROVISIONAL RESULTS OF THE OFFER: 62.3% OF THE SHARE CAPITAL OF MEDIOBANCA – BANCA DI CREDITO FINANZIARIO SOCIETÀ PER AZIONI HAS BEEN TENDERED IN ACCEPTANCE OF THE OFFER

•	BASED ON THE PROVISIONAL RESULTS, THE ACCEPTANCE PERIOD WILL REOPEN, PURSUANT TO APPLICABLE LAW, FOR A FURTHER 5 TRADING DAYS, FROM 16 TO 22 SEPTEMBER 2025.

Siena, 8 September 2025 – Reference is made to the voluntary public tender and exchange offer (the “Offer”) pursuant to Articles 102 and 106, paragraph 4, of Legislative Decree No. 58 of 24 February 1998, as subsequently amended and supplemented (the “TUF”) launched by Banca Monte dei Paschi di Siena S.p.A. (“BMPS” or the “Offeror”) on all the shares of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni (“Mediobanca”), including treasury shares directly and/or indirectly held by Mediobanca from time to time, as amended on 2 September 2025 by means of the Press Release of 2 September 2025 (as defined below), whose Acceptance Period commenced on 14 July 2025 closed today.

During the Acceptance Period, total acceptances of the Offer reached 62.3% of the share capital of Mediobanca.

This transaction creates a new competitive force, among the leaders in the Italian banking sector, offering a wide and diversified range of products and services for the benefit of households, businesses and communities.

Unless otherwise defined, capitalised terms used in this press release have the meanings attributed to them in the offer document relating to the Offer, approved by Consob with resolution No. 23623 of 2 July 2025 and published on 3 July 2025 (the “Offer Document”), as well as in the Press Release of 2 September 2025, available, inter alia, on the BMPS website (https://www.gruppomps.it/en/).

It is recalled that the Offer was amended, pursuant to Articles 36 and 43 of the Issuers’ Regulation, on 2 September 2025 by means of an increase in the Consideration with the inclusion of a cash component equal to Euro 0.90 for each Mediobanca share tendered in acceptance of the Offer, as announced to the market on the same date (the “Press Release of 2 September 2025”).

It should also be noted that (i) by means of the Press Release of 2 September 2025 the Offeror announced the waiver of the Threshold Condition and (ii) on 3 September 2025, the Offeror announced to the market the fulfilment of the Minimum Threshold Condition.

With regard to the other Conditions of Effectiveness of the Offer which have not yet been met as of today’s date, pursuant to Article 36 of the Issuers’ Regulation, the Offeror will announce the fulfilment or non-fulfilment of these Conditions, or, in the event that one or more of these Conditions have not been fulfilled, any waiver of the same, in the Communication on the Final Results of the Offer.

Provisional Results of the Offer

Based on the provisional results communicated by the Intermediaries Appointed to Coordinate the Collection of Acceptances, as of today’s date, the following have been tendered in acceptance of the Offer: No. 506,633,074 Mediobanca shares, representing approximately 62.3% of its share capital and 61.1% of the Shares Subject to the Offer (i.e., 829,458,551).

Taking into account (i) the No. 506,633,074 Mediobanca shares, equal to approximately 62.3% of the share capital of Mediobanca, which have been tendered in acceptance of the Offer as of today’s date, (ii) the 31,996 Shares of the Issuer, equal to 0.004% of the share capital of the Issuer, held directly by the Offeror (1), (iii) that in the period between the Offer Document Date and today, the Offeror has not acquired any Issuer’s Shares outside the Offer, based on the provisional results of the Offer, the Offeror will hold a total of No. 506,665,070 Mediobanca shares, equal to approximately 62.3% of the share capital of Mediobanca.

The final results of the Offer will be announced in the Communication on the Final Results of the Offer, which will be published by the Offeror by 7:29 a.m. on 12 September 2025, pursuant to Article 41, paragraph 6, of the Issuers’ Regulation.

Overall Consideration and Payment Date

The Overall Consideration for each Mediobanca share tendered in acceptance of the Offer consists of the Initial Consideration – as indicated in the Offer Document – equal to 2.533 newly issued BMPS Shares in execution of the Capital Increase Reserved to the Offer, and the Cash Consideration equal to Euro 0.90.

If the Offer is successful, payment of the Overall Consideration will be made on 15 September 2025, i.e., the fifth Trading Day following the end of the Acceptance Period, against the transfer to the Offeror of ownership of the Mediobanca shares, free from any encumbrances or liens of any kind, whether real, contractual or personal.

1 It is hereby specified that this calculation does not include the Mediobanca Shares held by investment funds and/or other collective investment undertakings managed by MPS Group companies in full autonomy from the Group itself and in the interest of their clients.

If one or more of the Conditions of Effectiveness of the Offer (other than the Threshold Condition, which has been waived, and the Minimum Threshold Condition, which has already been met) are not fulfilled and the Offeror does not exercise its right to waive them, the Offer will not be completed.

In such case, the Mediobanca shares tendered in acceptance of the Offer will be returned to their respective owners no later than the Trading Day following the first press release announcing that the Offer has not been successfully completed. The Mediobanca shares will then be returned to the tendering shareholders through the Depositary Intermediaries, without any charges or expenses being borne by them.

Reopening of Acceptance Period

Based on the provisional results of the Offer, insofar as they are confirmed, the Offeror announces that the mandatory Reopening of the Acceptance Period, pursuant to, and for the purposes of, Article 40-bis, paragraph 1, letter a) of the Issuers’ Regulation, will take place. Accordingly, the Acceptance Period will be reopened for five Trading Days, namely for the trading sessions of 16, 17, 18, 19 and 22 September 2025.

As a result, shareholders of the Issuer who did not accept the Offer during the Acceptance Period may do so during the Reopening of the Acceptance Period.

The Offeror will pay the Overall Consideration to the tendering shareholders accepting the Offer on the Payment Date of the Reopening of the Acceptance Period (i.e., 29 September 2025).

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For further information regarding the Offer, please refer to the Offer Document, the Exemption Document and the Press Release of 2 September 2025, available for public consultation at:

-	the registered office of the Offeror, in Piazza Salimbeni, 3, Siena;

-	the registered offices of the intermediaries appointed to coordinate the collection of acceptances, in Milan, Viale Eginardo, 29, and in Siena, Piazza Salimbeni, 3;

-	the registered offices of the appointed intermediaries;

-	the Offeror’s website (https://www.gruppomps.it/en/), where the privacy policy, provided in accordance with EU Regulation 2016/679 (“GDPR”), relating to the processing of the tendering shareholders’ personal data can also be consulted (https://www.gruppomps.it/static/upload/inf/information-notice-pursuant-to-article-13-ops-eng.pdf);

-	the website of the global information agent, Georgeson S.r.l.

Please also note that for any request or information regarding the Offer, holders of Mediobanca Shares can use the dedicated email account (ops-mediobanca@georgeson.com) or contact the toll-free number in Italy 800 189 911 or, alternatively, from abroad +39 06 45212909. These channels will be active from Monday to Friday from 9:00 a.m. to 6:00 p.m. (Central European Time). The Global Information Agent’s website is https://www.georgeson.com.

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This press release will be available on the website at www.gruppomps.it/en/

For further information: Banca Monte dei Paschi di Siena S.p.A.

Media Relations Tel. +39 0577 296634 ufficio.stampa@mps.it	Investors Relations Tel: +39 0577 299350 investor.relations@mps.it

Image Building Cristina Fossati, Anna Pirtali Tel +39 02 89011300 mps@imagebuilding.it

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Information for U.S. Persons

The shares to be issued in connection with the Offer may not be offered or sold in the United States except pursuant to an effective registration statement under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) or pursuant to a valid exemption from registration.

The Offer is being made for the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni by Banca Monte dei Paschi di Siena S.p.A., each of which is a company incorporated in Italy. Information distributed in connection with the Offer is subject to Italian disclosure requirements that are different from those of the United States. Financial statements and financial information included in the offer document or the exemption document, if any, have been prepared in accordance with the international accounting standards issued by the International Accounting Standards Board and may not be comparable to the financial statements or financial information of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Offer, since Banca Monte dei Paschi di Siena S.p.A. and MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are located in Italy, and some or all of their officers and directors may be residents of Italy or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

The Offer will not be submitted to the review or registration procedures of any regulator outside of Italy and has not been approved or recommended by any governmental securities regulator. The Offer will be made in the U.S. pursuant to the exemptions from (i) the “U.S. tender offer rules” under the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”) provided by Rule 14d-1(c) thereunder and (ii) the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. These exemptions permit a bidder to satisfy certain substantive and procedural U.S. Exchange Act rules governing tender offers by complying with home jurisdiction law or practice, and exempt the bidder from compliance with certain other U.S. Exchange Act rules. As a result, the Offer will be made in accordance with the applicable regulatory, disclosure and procedural requirements under Italian law, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable in the U.S. To the extent that the Offer is subject to the U.S. securities laws, such laws only apply to holders of the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni in the U.S. and no other person has any claims under such laws.

To the extent permissible under applicable law or regulation in Italy, and pursuant to the exemptions available under Rule 14e-5(b) under the U.S. Exchange Act, the Offeror and its affiliates or brokers (acting as agents for the Offeror or its affiliates, as applicable) may from time to time, and other than pursuant to the Offer, directly or indirectly purchase, or arrange to purchase, the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni, that are the subject of the Offer or any securities that are convertible into, exchangeable for or exercisable for such shares, including purchases in the open market at prevailing prices or in private transactions at negotiated prices outside the U.S. To the extent information about such purchases or arrangements to purchase is made public in Italy, if any such purchases are made, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni of such information. In addition, the financial advisors to the Offeror, may also engage in ordinary course trading activities in securities of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni, which may include purchases or arrangements to purchase such securities.

Since the announcement of the Offer, the Offeror and certain of its affiliates have engaged, and intend to continue to engage throughout the acceptance period, in various asset management, brokerage, banking-related, collateral-taking, estates and trusts services, and custody-related activities involving the Offeror common shares outside the United States. Among other things, the Offeror or one or more of its affiliates intends to engage in trades in the Offeror common shares for the accounts of its customers for the purpose of effecting brokerage transactions for its customers and other customer facilitation transactions in respect of the Offeror common shares. Further, certain of Offeror’s asset management affiliates may buy and sell the Offeror common shares or indices including the Offeror common shares, outside the United States as part of their ordinary, discretionary investment management activities on behalf of their customers. Certain of Offeror’s affiliates may continue to (a) engage in the marketing and sale to customers of funds that include the Offeror common shares, providing investment advice and financial planning guidance to customers that may include information about the Offeror common shares, (b) transact in the Offeror common shares as trustees and/or personal representatives of trusts and estates, (c) provide custody services relating to the Offeror common shares and (d) engage in accepting the Offeror common shares as collateral for loans. These activities occur outside of the United States and the transactions in the Offeror common shares may be effected on the Euronext Milan, other exchanges or alternative trading systems and in the over-the-counter market.

IMPORTANT INFORMATION

The voluntary public exchange offer referred to in this press release has been promoted by Banca Monte dei Paschi di Siena S.p.A. on all the ordinary shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

This press release does not constitute an offer to buy or sell the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

Prior to the commencement of the acceptance period, as required under applicable regulations, the Offeror shall publish an offer document and an exemption document, to be carefully examined by the shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

The Offer has been launched in Italy and is made, on a non-discriminatory basis and on equal terms, to all holders of shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni. The Offer has been promoted in Italy as the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A. and is subject to the obligations and procedural requirements provided for by Italian law.

The Offer is not being made or disseminated in Canada, Japan and Australia, or any other country in which such Offer is not authorized, or to any person to whom such offer or solicitation is not permitted by law (the “Excluded Countries”).

Partial or complete copies of any documents issued by the Offeror in connection with the Offer shall not be sent, nor shall they be transmitted, or otherwise distributed, directly or indirectly, in the Excluded Countries. Any person receiving such documents shall not distribute, send or dispatch them (whether by post or by any other means or instrumentality of communication or commerce) in the Excluded Countries.

Any acceptances of the Offer resulting from solicitation activities carried out in violation of the above limitations will not be accepted.

This press release, as well as any other document issued by the Offeror in connection with the Offer, shall not constitute or form part of any offer to purchase or exchange, or any solicitation of offers to sell or exchange, securities in any of the Excluded Countries.

This press release may only be accessed in or from the United Kingdom (i) by persons having professional experience in matters relating to investments falling within the scope of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as subsequently amended (the “Order”), or (ii) by companies having high net assets and by persons to whom the press release can be legitimately transmitted because they fall within the scope of Article 49(2) paragraphs from (a) to (d) of the Order (all these persons are jointly defined “Relevant Persons”). Securities described in this press release are made available only to Relevant Persons (and any solicitation, offer, agreement to subscribe, purchase or otherwise acquire such financial instruments will be directed exclusively at such persons). Any person who is not a Relevant Person should not act or rely on this press release or any of its contents.

Acceptance to the Offer by persons resident in countries other than Italy may be subject to specific obligations or restrictions provided for by laws or regulations. It is the sole responsibility of the addressees of the Offer to comply with such regulations and, therefore, before accepting the Offer, to verify their existence and applicability by contacting their advisors.

To the fullest extent permitted by applicable law, the companies involved in the proposed voluntary public exchange offer disclaim any responsibility or liability for the violation of such restrictions by any person.